UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 9, 2010 (February 9, 2010)

Date of Report (Date of earliest event reported)

SPECTRUM BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13615	22-2423556
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Six Concourse Parkway, Suite 3300 Atlanta, Georgia		30328
(Address of Principal Executive Offices)		(Zip Code)

(770) 829-6200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On February 9, 2010, Spectrum Brands, Inc., a Delaware corporation (“Spectrum Brands”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Russell Hobbs, Inc., a Delaware corporation (“Russell Hobbs”), SB/RH Holdings, Inc., a Delaware corporation (“Parent”), Battery Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent, and Grill Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent. Under the Merger Agreement, (i) Battery Merger Corp. will merge with and into Spectrum Brands, with Spectrum Brands as the surviving corporation, and (ii) Grill Merger Corp. will merge with and into Russell Hobbs, with Russell Hobbs as the surviving corporation (together, the “Mergers”). Parent is a newly formed holding company.

Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master Fund”) and two of its affiliates (collectively, the “Harbinger Parties”) currently own 100% of the outstanding common and preferred stock of Russell Hobbs (the “RH Stock”) and approximately 40% of the common stock of Spectrum Brands (the “Spectrum Common Stock”). The Board of Directors of Spectrum Brands approved the Merger Agreement and the Mergers based on the recommendation of a special committee of independent directors (the “Special Committee”).

Upon the closing of the Mergers, stockholders of Spectrum Brands will receive one share of the common stock of Parent (“Parent Common Stock”) for each share they hold in Spectrum Brands. The RH Stock converts to Parent Stock in accordance with the terms of the Merger Agreement and is based on a $675 million enterprise value of Russell Hobbs, subject to various adjustments set forth in the Merger Agreement, and a $31.50 per share valuation of Spectrum Common Stock. Furthermore, as part of the transaction, the Harbinger Parties have agreed to convert their existing approximately $158 million aggregate principal amount of Russell Hobbs’ term debt into Parent Common Stock at a price of $31.50 per share, which is included in the $675 million enterprise value of Russell Hobbs. As a result of the Mergers, the stockholders of Spectrum Brands (other than the Harbinger Parties) are expected to own approximately 36.3% of Parent, and the Harbinger Parties are expected to own approximately 63.7% of Parent (assuming that shares of Special RH Preferred Stock (defined below) are not issued to the Harbinger Parties by Russell Hobbs).

In addition, under certain circumstances set forth in the Harbinger Support Agreement described below, Spectrum Brands can require the Harbinger Parties to invest up to an additional $100 million prior to the closing in Russell Hobbs through the purchase of a newly issued series of Russell Hobbs Preferred Stock (the “Special RH Preferred Stock”). If the Harbinger Parties invest in the Special RH Preferred Stock, holders of Spectrum Common Stock at the record date for determining stockholders entitled to vote on the Merger Agreement, will also be entitled to purchase Parent Common Stock at $27.00 per share. Each share of Special RH Preferred Stock would convert into shares of Parent Common Stock at an exchange ratio equal to the price per share paid for the Special RH Preferred Stock divided by $27.00.

Commitments for approximately $1.8 billion in financing have been obtained to refinance Spectrum Brands’ existing senior debt and a portion of Russell Hobbs’ existing senior debt through a combination of new term loans, new senior notes and a new $300 million ABL revolving facility.

Consummation of the Mergers, which is currently anticipated to occur by the end of the third or fourth quarter of Spectrum Brands’ fiscal year 2010, is subject to certain conditions, including, among others, closing of the new financing, adoption of the Merger Agreement by holders of a majority of the Spectrum Common Stock not owned by the Harbinger Parties, required regulatory approvals, and other customary closing conditions. It is anticipated that the Parent Common Stock and the Spectrum Common Stock will be listed on the NYSE or other national securities exchange, and in the case of the Spectrum Common Stock, such listing is to occur prior to the record date for Spectrum Brands’ stockholders to vote on the Spectrum Merger. If the Spectrum Common Stock is not so listed prior to such record date, then the parties have agreed to restructure the manner of combining Spectrum Brands and Russell Hobbs so that Spectrum Brands acquires Russell Hobbs by means of a merger of a subsidiary of Spectrum Brands into Russell Hobbs.

Immediately following the Mergers, the Board of Directors of Parent will be divided into three classes and will be comprised of ten individuals. Initially, six directors will be designated by Russell Hobbs, three will be designated by Spectrum Brands, and one will be the Chief Executive Officer of Parent. In connection with the Mergers, Parent’s Certificate of Incorporation and By-laws will be amended, and the Harbinger Parties and Parent entered into a Stockholder

Agreement (the “Stockholder Agreement”) which will be effective as of the effective time of the Mergers, to provide for certain protective provisions in favor of minority stockholders, including selection of three independent directors by a special nominating committee, preemptive rights for certain eligible stockholders, limitations on transactions with affiliates of significant stockholders, limitations on going private transactions, and tag along rights.

The Merger Agreement, which is included as Exhibit 2.1 to this current report on Form 8-K and incorporated herein by reference, contains (i) customary representations and warranties of the parties, including, among others: corporate organization, capitalization, corporate authority and absence of conflicts, third party and governmental consents and approvals, reports and regulatory matters, financial statements, compliance with law and legal proceedings, absence of certain changes, taxes, employee matters, intellectual property, real property, outstanding litigation, insurance and certain material and interested party contracts, (ii) covenants of the parties to conduct their respective businesses in the ordinary course until the Mergers are completed and (iii) covenants not to take certain actions during this interim period.

The representations and warranties of each party set forth in the Merger Agreement (i) have been qualified by confidential disclosures made to the other party in connection with the Merger Agreement, (ii) will not survive consummation of the Mergers and cannot be the basis for any claims under the Merger Agreement by the other parties after the Mergers are consummated, (iii) are qualified in certain circumstances by a materiality standard which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement, and (v) may have been included in the Merger Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts.

The Merger Agreement contains a 45-day “go-shop” provision pursuant to which Spectrum Brands has the right to solicit and engage in discussions and negotiations with respect to Alternative Proposals (as defined in the Merger Agreement) through March 25, 2010. After that date, Spectrum Brands may continue discussions with any Excluded Party, generally defined in the Merger Agreement as a party from whom Spectrum Brands has received an Alternative Proposal during the go-shop period that the Spectrum Board (consistent with the recommendation of the Special Committee) determines constitutes, or would reasonably be expected to result in, a Superior Proposal (as defined in the Merger Agreement).

Except with respect to Excluded Parties, after March 25, 2010, Spectrum Brands is subject to a “no-shop” restriction on its ability to solicit third-party proposals or provide information or engage in discussions with third parties. However, if after such date Spectrum Brands receives an Alternative Proposal from a third party that the Spectrum Brands’ Board of Directors (acting through, or consistent with the recommendation of the Special Committee) determines constitutes, or would reasonably be expected to result in, a Superior Proposal (as defined in the Merger Agreement), Spectrum Brands may engage in discussions and negotiations with such third party so long as certain notice and other procedural requirements are satisfied.

Spectrum Brands’ Board of Directors (consistent with the recommendation of the Special Committee) may withdraw or change its recommendation to the Spectrum Brands stockholders with respect to the Spectrum Merger or any Superior Proposal if the Board determines that to do otherwise would be inconsistent with its fiduciary duties due to an Intervening Event (as defined in the Merger Agreement) or Superior Proposal. In addition, subject to certain procedural requirements (including the ability of Russell Hobbs to revise its offer) and payment of the termination fee and expense reimbursement discussed below, Spectrum Brands may terminate the Merger Agreement and enter into an agreement with a third party who makes a Superior Proposal.

In connection with the termination of the Merger Agreement under specified circumstances generally related to a change in the recommendation by Spectrum Brands’ Board of Directors or a termination in connection with a Superior Proposal, Spectrum Brands may be required to pay Russell Hobbs a termination fee of $1 million (or $10 million in specified circumstances) and reimburse Russell Hobbs for certain expenses related to the Merger Agreement up to an aggregate amount of $10 million (or in some cases expense reimbursement will not be capped). In connection with the termination of the Merger Agreement due to the failure to obtain the debt financing, Russell Hobbs may be required to pay Spectrum Brands a reverse termination fee of $1 million and reimburse Spectrum Brands for certain expenses related to the Merger Agreement up to an aggregate amount of $10 million.

The Merger Agreement requires Spectrum Brands to commence a consent solicitation (the “Spectrum Consent Solicitation”) to seek the consent of the holders of Spectrum Brands’ outstanding 12% Senior Subordinated Toggle Notes due 2019 (the “PIK Notes”) to modify certain provisions of its Indenture dated as of August 28, 2009 governing the PIK Notes (the “PIK Notes Indenture”). This consent is not required to consummate the Mergers. If Spectrum Brands fails to obtain the requisite consents necessary to amend the indenture, the Harbinger Parties have agreed to invest up to $100 million in Russell Hobbs through the purchase of RH Special Preferred Stock, as discussed above.

Harbinger Master Fund has agreed to guarantee, up to a maximum of $50 million, the obligations of Russell Hobbs to pay (i) a reverse termination fee to Spectrum Brands under the Merger Agreement and (ii) monetary damages awarded to Spectrum Brands in connection with any willful and material breach by Russell Hobbs of the Merger Agreement. Harbinger Master Fund has also agreed to indemnify Russell Hobbs, Parent and their subsidiaries for out-of-pocket costs and expenses above $3 million in the aggregate that become payable after the closing of the Mergers and that relate to certain litigation.

Prior to any termination of the Merger Agreement, the only remedy that either party may pursue is specific performance. Following termination, the parties’ sole remedy will be the termination fees described above (if payable), except in the case of a willful and material breach, in which case the aggregate amount of damages of either party may not exceed $50 million. Money damages payable by the Harbinger Parties and their affiliates under the Merger Agreement and the other transaction documents following a termination of the Merger Agreement are limited to $50 million in the aggregate.

Parent has granted certain registration rights with respect to Parent Common Stock to the Harbinger Parties and the Avenue Parties (as defined below).

The Harbinger Parties have various relationships with Spectrum Brands, including among others, ownership of Spectrum Brands Common Stock and PIK Notes, as defined above, registration rights agreements, and seats on the Spectrum Brands Board of Directors. For more detailed information, see “Transactions with related persons” in Spectrum Brands’ Form 10-K for the year ended September 30, 2009, filed with SEC on December 29, 2009, which is hereby incorporated by reference.

The Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any factual information regarding the parties or their respective businesses. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties and the Mergers that will be contained in a Proxy Statement/Prospectus that Spectrum Brands will be filing in connection with the Mergers, as well as in the Forms 10-K, Forms 10-Q and other filings that Spectrum Brands makes with the Securities and Exchange Commission (“SEC”).

Harbinger Support Agreement

On February 9, 2010, Spectrum Brands entered into a support agreement with the Harbinger Parties. Under the support agreement, the Harbinger Parties agree to vote their shares of Spectrum Common Stock in favor of the Mergers and against any Alternative Proposal that would impede the Mergers, and agree to waive any rights of appraisal with respect to the Mergers. In the event that the Merger Agreement is terminated by Spectrum Brands in connection with a Superior Proposal involving all or substantially all of Spectrum Brands’ assets or stock before its stockholders approve the Merger Agreement, the Harbinger Parties agree to vote sufficient Spectrum Common Stock to cause the Superior Proposal to be approved if the Superior Proposal values the Spectrum Common Stock at no less than $34.65 per share and at least two-thirds of the Spectrum Common Stock not held by the Harbinger Parties or their affiliates is voted in favor of such Superior Proposal. In addition, the Harbinger Parties agree, among other things, not to require Spectrum Brands to acquire their PIK Notes in connection with the change of control (as defined in the PIK Notes Indenture) of Spectrum Brands as a result of the Mergers and to consent to certain amendments to the PIK Notes Indenture in connection with the Spectrum Consent Solicitation.

Avenue Support Agreement

On February 9, 2010, Spectrum Brands entered into a support agreement with Avenue International Master, L.P. and certain of its affiliates that own Spectrum Common Stock (the “Avenue Parties”). Under the support agreement, the Avenue Parties agree to vote their shares of Spectrum Common Stock in favor of the Mergers and against any Alternative Proposal that would impede the Mergers, and agree to waive any rights of appraisal with respect to the

Mergers. The obligation of the Avenue Parties to so support the Mergers will terminate on the first to occur of (i) the closing of the Mergers, (ii) the date on which the Merger Agreement is terminated, (iii) 15 business days following the date on which the Spectrum Brands’ Board of Directors changes its recommendation of the Mergers or the Special Committee recommends to the Spectrum Brands’ Board that it change such recommendation, and (iv) August 12, 2010. In addition, the Avenue Parties agree, among other things, not to require Spectrum Brands to acquire their PIK Notes in connection with the change of control (as defined in the PIK Notes Indenture) of Spectrum Brands as a result of the Mergers and to consent to certain amendments to the PIK Notes Indenture in connection with the Spectrum Consent Solicitation.

Amendment to Lumley Employment Agreement

On February 8, 2010, Spectrum Brands entered into an amendment to the employment agreement of David R. Lumley, its co-chief operating officer and president of its Global Batteries and Personal Care segment, which amendment is described in more detail in Spectrum Brands’ Quarterly Report on Form 10-Q filed with the SEC on February 10, 2010.

The foregoing descriptions of the Mergers, the Spectrum Consent Solicitation, the Merger Agreement, the Avenue Support Agreement, the Harbinger Support Agreement, the Form of Amended Certificate of Incorporation of Parent, the Form of Amended By-Laws of Parent, and the Stockholder Agreement do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, the Avenue Support Agreement, the Harbinger Support Agreement, the Form of Amended Certificate of Incorporation of Parent, the Form of Amended and Restated By-Laws of Parent, and the Stockholder Agreement, which are attached hereto as Exhibits 2.1, 10.1, 10.2, 10.3, 10.4, and 10.5, respectively, and are incorporated into this Current Report on Form 8-K by reference. The exhibits and schedules to the Merger Agreement have been omitted from the attached Exhibit 2.1. Upon request, Spectrum Brands shall furnish supplementally a copy of any omitted exhibit or schedule to the SEC.

Forward Looking Statements

Certain matters discussed in this report, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this report. Actual results may differ materially as a result of (1) Spectrum Brands’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) Spectrum Brands’ ability to identify, develop and retain key employees, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, and (10) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this report. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

In addition, the following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements:

•	the failure of Spectrum Brands’ stockholders or Russell Hobbs’ stockholders to approve the Mergers;

•	the failure of Spectrum Brands to consummate the Mergers;

•	the risk that the businesses will not be integrated successfully;

•	the risk that synergies will not be realized;

•	the risk that the financing will not be obtained;

•	the risk that the combined company will not realize on its financing strategy;

•	litigation in respect of either company or the Merger Agreement; and

•	disruption from this transaction making it more difficult to maintain certain strategic relationships.

Additional factors that may affect future results and conditions are described in Spectrum Brands’ filings with the SEC, which are available at the SEC’s web site at www.sec.gov or at Spectrum Brands’ website at www.spectrumbrands.com.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

This communication is being made in respect of the proposed business combination involving Spectrum Brands and Russell Hobbs. In connection with the proposed transaction, Parent plans to file with the SEC a Registration Statement on Form S-4 that includes the proxy statement of Spectrum Brands and that also constitutes a prospectus of Parent. The definitive Proxy Statement/Prospectus will be mailed to stockholders of Spectrum Brands. INVESTORS AND SECURITY HOLDERS OF SPECTRUM BRANDS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Spectrum Brands through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained on Spectrum Brands’ website at www.spectrumbrands.com.

PROXY SOLICITATION

Spectrum Brands, Russell Hobbs and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Spectrum Brands’ stockholders in favor of the Spectrum Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Spectrum Brands’ stockholders in connection with the proposed acquisition will be set forth in the Proxy Statement/Prospectus when it is filed with the SEC. You can find information about Spectrum Brands’ executive officers and directors in its annual report on Form 10-K filed with the SEC on December 29, 2009. You can obtain free copies of these documents from Spectrum Brands in the manner set forth above.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated February 9, 2010

10.1	Support Agreement, dated as of February 9, 2010 by and among Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P., Avenue-CDP Global Opportunities Fund, L.P. and Spectrum Brands, Inc.

10.2	Support Agreement, dated as of February 9, 2010 by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd. and Spectrum Brands, Inc.

10.3	Form of Restated Certificate of Incorporation of SB/RH Holdings, Inc.

10.4	Form of Amended and Restated Bylaws of SB/RH Holdings, Inc.

10.5	Stockholder Agreement, dated as of February 9, 2010, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Funds, L.P., Global Opportunities Breakaway Ltd., and SB/RH Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 12, 2010	SPECTRUM BRANDS, INC.

	By:	/s/ JOHN T. WILSON
		Name:	John T. Wilson
		Title:	Senior Vice President, Secretary and General Counsel